Exhibit 99.1

World Acceptance Corporation Reports Fiscal 2020 Third Quarter Results

GREENVILLE, S.C.--(BUSINESS WIRE)--January 30, 2020--World Acceptance Corporation (NASDAQ: WRLD) today reported financial results for its third fiscal quarter and nine months ended December 31, 2019.

Portfolio results

We are pleased with the ongoing growth in our portfolio and, in particular, the significant growth in new customers. While investments in new customers typically have a negative effect on current profits, we continue to expect these pools of new customers to have a positive impact on long-term profitability and be an important part of achieving our long-term EPS target of $25.30 by the end of Fiscal 2025.

As previously disclosed, we sold our Mexico operations effective July 1, 2018. As a result of the sale, we have classified the Mexico business as discontinued operations, and the US business as continuing operations on the statements of operations for the applicable period.

Gross loans outstanding in the US, which are reported as continuing operations, increased to $1.37 billion as of December 31, 2019, a 9.0% increase from the $1.26 billion of gross loans outstanding as of December 31, 2018. This is compared to a 11.7% increase for the comparable period ended December 31, 2018. Excluding the direct impact of acquisitions for each period, gross loans increased 11.3% year-over-year as of December 31, 2019, compared to 9.3% for the comparable period ended December 31, 2018.

Our customer base increased by 7.2% year-over-year as of December 31, 2019, compared to 9.6% growth for the twelve months ended December 31, 2018. Excluding the direct impact of acquisitions, the customer base increased 8.9% year-over-year as of December 31, 2019, compared to 6.5% for the comparable period ended December 31, 2018. During the quarter ended December 31, 2019, the number of unique borrowers in the portfolio increased by 4.3% compared to an increase of 8.8% during the quarter ended December 31, 2018. Excluding the direct impact of acquisitions, the customer base increased 8.1% during the third quarter of fiscal 2020 compared to 6.5% during the same quarter fiscal 2019.

As of December 31, 2019, we had 1,240 branches open. For branches open for both years, same store gross loans increased 8.2% in the twelve months ended December 31, 2019 compared to a 10.8% increase for the same period ended December 31, 2018. For branches open in both years, the customer base on December 31, 2019, increased 5.4% year-over-year compared to an 8.7% increase for the twelve months ended December 31, 2018.

Third quarter refinance loan volume increased 6.4% over the same quarter of the prior year, compared to a 3.1% increase in the third quarter of fiscal 2019 over the same quarter of the prior year. This is the largest refinance loan volume in the third quarter since fiscal 2014. Third quarter former customer loan volume increased 13.9% over the same quarter of the prior year, compared to a 6.1% increase in the third quarter of fiscal 2019 over the same quarter of the prior year. Third quarter new customer loan volume increased 4.0% over the same quarter of the prior year, compared to a 9.3% increase in the third quarter of fiscal 2019 over the same quarter of the prior year. The new customer loan volume is the largest in the third quarter since fiscal 2014 and the former customer loan volume is the largest in the third quarter on Company record.

Three-month financial results

The results for the third quarter were significantly impacted by an accrual of $8 million for potential losses related to the investigation into our former Mexican business. We are presently in discussions with the SEC regarding resolution of the previously reported investigation of our former Mexico operations. In January 2020, the Company proposed a resolution framework to the SEC that included payment of $8 million, which amount was accrued by the Company at December 31, 2019. In the event that a settlement is reached, there can be no assurance as to the timing or the terms of any such settlement. Until any settlement or other resolution of these matters is reached, we expect to continue to incur potentially significant costs in connection with the investigation of our former Mexico operations, primarily in the form of professional fees and expenses. At this time, we are unable to predict the developments in, outcome of, and economic and other consequences of the investigation or its impact on our earnings, cash flows, liquidity, financial condition and ongoing business. The accrual is our judgment and the ultimate resolution could be higher.

Net income for the third quarter of fiscal 2020, which included the accrual for the investigation of our Mexico operations described above, decreased $12.1 million, or 193.0%, to a $5.8 million loss when compared to net income of $6.3 million for the same quarter of the prior year. Net income for the third quarter of fiscal 2020 excluding the accrual for the Mexico investigation decreased $4.1 million, or 65.2%, to $2.2 million when compared to net income of $6.3 million for the same quarter of the prior year. Another driver in the decrease of net income is a $6.3 million increase in provision for losses, when comparing the third quarter of fiscal 2020 to the third quarter of fiscal 2019. We continue to believe the significant portfolio growth, discussed above, will negatively impact the provision as long as there is significant growth in new customers, relative to the whole portfolio (more details below). We expect the earnings from investment in new customers over the last several quarters to exceed our cost of capital and be in line with long-term expectations.

Net income per diluted share including the accrual for the Mexico investigation decreased 216.2% to a loss of $0.78 per share in the third quarter of fiscal 2020 when compared to income of $0.67 per share for the same quarter of the prior year. Net income per diluted share excluding the accrual for the Mexico investigation decreased 56.6% to $0.29 in the third quarter of fiscal 2020 when compared to $0.67 for the same quarter of the prior year.

Earnings per share for the quarter benefited from our share repurchase program. The Company repurchased 1,251,103 shares of its common stock on the open market at an aggregate purchase price of approximately $168.2 million during the second quarter of fiscal 2020. This follows a repurchase of 141,077 shares in the first quarter of fiscal 2020 at an aggregate purchase price of approximately $21.8 million. During the fiscal year ended March 31, 2019, the Company repurchased 665,020 shares at an aggregate cost of $74.5 million. The Company had approximately 7.2 million common shares outstanding excluding approximately 0.7 million unvested restricted shares as of December 31, 2019.

Total revenues for the third quarter of fiscal 2020 increased to $147.1 million, a6.9% increase from the $137.6 million reported for the same quarter of the prior year. The revenues from the 1,154 branches open throughout both quarterly periods increased by 4.6%. Interest and fee income increased 5.9%, from $123.0 million in the third quarter of fiscal 2019 to $130.2 million in the third quarter of fiscal 2020, primarily due to an increase in average earning loans. Interest and fee income was negatively impacted by the reversal of accrued interest for loans that became 60 days contractually past due during the quarter. Insurance and other income increased by 15.1% to $16.9 million in the third quarter of fiscal 2020 compared to $14.6 million in the third quarter of fiscal 2019 primarily due to the increased loan volume.

Accounts that were 61 days or more past due increased to 7.0% on a recency basis at December 31, 2019, compared to 6.0% at December 31, 2018. Accounts that were 61 days or more past due on a contractual basis increased to 8.5% at December 31, 2019, compared to 7.5% at December 31, 2018. Our allowance for loan losses compared to net loans was 11.2% at December 31, 2019 compared to 9.9% at December 31, 2018.

Net charge-offs as a percentage of average net loans on an annualized basis increased from 17.0% in the third quarter of fiscal 2019 to 18.1% in the third quarter of fiscal 2020. The provision for loan losses in the third quarter of fiscal 2020 increased by $6.3 million, or 12.8%, when compared to the third quarter of fiscal 2019. Net charge-offs in the third quarter of fiscal 2020 increased $6.7 million when compared to the third quarter of fiscal 2019. There was a $5.0 million increase in the provision due to an increase during the quarter of accounts 91 days past due when comparing the third quarter of fiscal 2020 to the third quarter of fiscal 2019.

The rapid growth of the portfolio during the prior two years has dramatically shifted the portfolio weighting of customers who are new to the Company. As of December 31, 2019, $487.8 million of the total loan portfolio is with customers who have been with the company less than two years, a 50.4% increase from the average of the fiscal years 2016-2018 third quarter portfolios. The weighting of this lower tenure group now accounts for 35.5% of the portfolio, a 21.2% relative increase from 29.3% during the average of fiscal years 2016-2018. During that same period, the portfolio of customers with more than 2 years tenure has increased approximately 13.3% to $885.0 million; accounting for 64.5% of the portfolio at December 31, 2019, a decline from an average of 70.7% at the end of the third quarter of fiscal years 2016-2018. The tables below illustrate the changes in the portfolio as well as the relative impact on charge-offs over the last five years.

Gross Loan Balance by Customer Tenure at Origination
Period Ended	Less Than 2 Years	More Than 2 Years	Total
12/31/2015	$331,976,598	$792,223,760	$1,124,200,358
12/31/2016	$303,303,989	$761,820,791	$1,065,124,780
12/31/2017	$337,780,636	$789,638,745	$1,127,419,381
12/31/2018	$428,032,549	$830,875,356	$1,258,907,905
12/31/2019	$487,842,960	$884,925,620	$1,372,768,580
Year over Year Change in Gross Loan Balance by Customer Tenure at Origination
Period Ended	Less Than 2 Years	More Than 2 Years	Total
12/31/2015	$(27,383,334)	$(11,650,372)	$(39,033,706)
12/31/2016	$(28,672,609)	$(30,402,969)	$(59,075,578)
12/31/2017	$34,476,647	$27,817,954	$62,294,601
12/31/2018	$90,251,913	$41,236,611	$131,488,524
12/31/2019	$59,810,411	$54,050,264	$113,860,675
Year over Year Change in Gross Loan Balance by Customer Tenure at Origination
Period Ended	Less Than 2 Years	More Than 2 Years	Total
12/31/2015	(7.6)%	(1.5)%	(3.4)%
12/31/2016	(8.6)%	(3.8)%	(5.2)%
12/31/2017	11.4%	3.7%	5.9%
12/31/2018	26.7%	5.2%	11.7%
12/31/2019	14.0%	6.5%	9.0%

Portfolio Mix by Customer Tenure at Origination
Period Ended	Less Than 2 Years	More Than 2 Years
12/31/2015	29.5%	70.5%
12/31/2016	28.5%	71.5%
12/31/2017	30.0%	70.0%
12/31/2018	34.0%	66.0%
12/31/2019	35.5%	64.5%
3rd Quarter Charge-off Rates by Tenure Since fiscal 2016
Three Months Ended	Less Than 2 Years	More Than 2 Years	Total
12/31/2015	1.47	0.61	0.86
12/31/2016	1.69	0.74	1.00
12/31/2017	1.54	0.65	0.91
12/31/2018	1.65	0.68	0.99
12/31/2019	1.70	0.64	1.02

When comparing the third quarters of fiscal years 2017 to 2020, the charge off rates of the lower-tenure population increased by 0.7% while the higher-tenure population's charge-off rate decreased 12.5% over the same comparable periods. Even with essentially the same charge-off rate in the lower-tenure population and reduction in charge-offs in the higher-tenure population, the increase in weighting of the lower-tenure population in the portfolio mix has led to an overall increase in the charge-off rate of 2.2% over the same period. We continue to expect the return on these pools of customers to exceed our cost of capital and be in line with our long-term performance expectations.

General and administrative (“G&A”) expenses amounted to $90.1 million in the third quarter of fiscal 2020 compared to $77.0 million in the same quarter of the prior fiscal year. As a percentage of revenues, G&A expenses increased from 55.9% during the third quarter of fiscal 2019 to 61.3% during the third quarter of fiscal 2020. G&A expenses per average open branch increased by 13.5% when comparing the two fiscal quarters.

Personnel expense increased $2.1 million, or 4.4%, during the third quarter of fiscal 2020 as compared to the third quarter of fiscal 2019. Salary expense increased approximately $1.6 million or 6.4% when comparing the two quarterly periods ended December 31, 2019 and 2018, primarily as a result of an increase in headcount. Our headcount as of December 31, 2019, increased 4.1% compared to December 31, 2018, primarily driven by acquisitions during the twelve months ended December 31, 2019. However, our accounts per employee have increased by approximately 2.2% over the same twelve months. Benefit expense increased approximately $1.3 million, or 16.2%, when comparing the quarterly periods ended December 31, 2019 and 2018, primarily as a result of increased claims as well as increases in headcount.

Interest expense for the quarter ended December 31, 2019, increased by $2.5 million, or 53.8%, from the corresponding quarter of the previous year. The increase in interest expense is due to a 108.1% increase in the average debt outstanding, from $260.8 million to $542.6 million for the quarters ended December 31, 2018 and 2019, respectively. The increase due to average debt was partially offset by a reduction in the benchmark interest rate and interest margin on the credit facility. The Company’s debt to equity ratio increased to 1.5:1 at December 31, 2019 from 0.5:1 at December 31, 2018.

Other key return ratios for the third quarter of fiscal 2020 included a 4.5% return on average assets and a return on average equity of 9.1% (both on a trailing 12-month basis).

Nine-month results

In accordance with accounting principles generally accepted in the US, we recognized a $31.3 million cumulative foreign currency translation loss in the first quarter of fiscal 2019, as a result of classifying our Mexico operations as held for sale. Due to this impairment in the prior year, net income for the nine-months ended December 31, 2019 increased $7.7 million to $7.0 million compared to the $0.7 million loss reported for the same period of the prior year. This resulted in net income of $0.86 per diluted share for the nine months ended December 31, 2019, compared to the net loss of $0.08 per diluted share in the prior year period.

Total revenues in the US for the first nine months of fiscal 2020 increased 10.2% to $427.1 million compared to $387.5 million during the corresponding period of the previous year. Annualized net charge-offs as a percent of average net loans increased from 15.5% during the first nine months of fiscal 2019 to 17.1% for the first nine months of fiscal 2020.

Other matters

As previously disclosed, we retained outside legal counsel and forensic accountants, upon receipt of an anonymous letter regarding compliance matters, to conduct an investigation of our operations in Mexico. The investigation focuses on the legality under the U.S. Foreign Corrupt Practices Act and certain local laws of certain payments related to loans, the maintenance of the Company’s books and records associated with such payments, and the treatment of compensation matters for certain employees. We voluntarily contacted the U.S. Securities and Exchange Commission ("SEC") and the U.S. Department of Justice (“DOJ”) in June 2017 to advise both agencies that an investigation was underway. We are committed to compliance with applicable laws and regulations and intend to cooperate fully with both the SEC and the DOJ.

As noted above, we are presently in discussions with the SEC and the DOJ regarding resolution of the previously reported investigation of our Mexico operations.

Non-GAAP financial measures

The results of the third quarter of fiscal 2020 reflect an accrual of $8 million for potential resolution of the Mexico investigation, which resulted in a decrease in net income of $8.0 million for the quarter. Net income and earnings per share excluding the impact of this significant item are non-GAAP financial measures. Management believes these measures help investors understand the effect of the accrual for the Mexico investigation on reported results. Below is a table reconciling the non-GAAP financial measures presented above to their GAAP counterparts.

	Three months ended December 31,
	2019	2018
	(unaudited and in thousands, except per share amounts)
Net income (loss)	$(5,824)	$6,260
Add: Accrual for potential resolution of the Mexico investigation	8,000
Net income excluding accrual for potential resolution of the Mexico investigation	$2,176	$6,260

Increase (decrease) in net income from the prior year period when excluding accruals for potential resolution of the Mexico investigation	(4,084)
Percent increase (decrease) in net income from the prior year period when excluding accruals for potential resolution of the Mexico investigation	(65.2)%

Net income (loss) income per common share, diluted when excluding accruals for potential resolution of the Mexico investigation	$0.29	$0.67

Gross loans excluding the direct impact of acquisitions is a non-GAAP financial measure. Below is a table reconciling the non-GAAP financial measure presented above to its GAAP counterpart.

	December 31, 2019	December 31, 2018	December 31, 2017
	(unaudited and in thousands)
Gross loans receivable	$1,372,769	$1,258,908	$1,127,419
Less: directly acquired loans	10,828	35,546	7,639
Gross loans excluding direct impact of acquisitions	$1,361,941	$1,223,362	$1,119,780

Year-over-year increase of gross loans excluding direct impact of acquisitions	11.3%	9.3%

About World Acceptance Corporation (World Finance)

Founded in 1962, World Acceptance Corporation (NASDAQ: WRLD), is a people-focused finance company that provides personal installment loan solutions and personal tax preparation and filing services to over one million customers each year. Headquartered in Greenville, South Carolina, the company operates more than 1,200 community-based World Finance branches across 16 states. The company primarily serves a segment of the population that does not have ready access to credit, but unlike many other lenders in this segment, World works with its customers to understand their broader financial pictures, ensures individuals have the ability and stability to make payments, and helps them achieve their financial goals. In its last fiscal year, the company helped more than 225,000 individuals improve their credit score out of subprime and deep subprime. For more information, visit www.loansbyworld.com.

Third quarter conference call

The senior management of World Acceptance Corporation will be discussing these results in its quarterly conference call to be held at 10:00 a.m. Eastern time today. A simulcast of the conference call will be available on the Internet at https://www.webcaster4.com/Webcast/Page/1118/32687. The call will be available for replay on the Internet for approximately 30 days.

Cautionary Note Regarding Forward-looking Information

This press release may contain various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, that represent the Company’s current expectations or beliefs concerning future events. Statements other than those of historical fact, as well as those identified by the words “anticipate,” “estimate,” intend,” “plan,” “expect,” “project,” “believe,” “may,” “will,” “should,” “would,” “could” and any variation of the foregoing and similar expressions are forward-looking statements. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties. The Company’s actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include the following: recently enacted, proposed or future legislation and the manner in which it is implemented, including the effect of changes in tax law, such as the effect of the Tax Cuts and Jobs Act that was enacted on December 22, 2017; the nature and scope of regulatory authority, particularly discretionary authority, that may be exercised by regulators, including, but not limited to, the SEC, DOJ, U.S. Consumer Financial Protection Bureau, and individual state regulators having jurisdiction over the Company; the unpredictable nature of regulatory proceedings and litigation; developments in, and the outcome of, our ongoing investigation into certain transactions and payments in Mexico, including any legal proceedings or government enforcement actions which could arise out of the matters under review, and any remedial actions we may take in connection therewith; any determinations, findings, claims or actions made or taken by regulators or other third parties in connection with or resulting from our ongoing investigation or the SEC's formal order of investigation; the sale of our Mexico subsidiaries, including claims or litigation resulting therefrom; uncertainties associated with management turnover and the effective succession of senior management; the impact of changes in accounting rules and regulations, or their interpretation or application, which could materially and adversely affect the Company’s reported consolidated financial statements or necessitate material delays or changes in the issuance of the Company’s audited consolidated financial statements; the Company's assessment of its internal control over financial reporting; changes in interest rates; risks relating to expansion; risks inherent in making loans, including repayment risks and value of collateral; cybersecurity threats, including the potential misappropriation of assets or sensitive information, corruption of data or operational disruption; our dependence on debt and the potential impact of limitations in the Company’s amended revolving credit facility; the timing and amount of revenues that may be recognized by the Company; changes in current revenue and expense trends (including trends affecting delinquency and charge-offs); changes in the Company’s markets and general changes in the economy (particularly in the markets served by the Company).

These and other factors are discussed in greater detail in Part I, Item 1A,“Risk Factors” in the Company’s most recent annual report on Form 10-K for the fiscal year ended March 31, 2019 filed with the SEC and the Company’s other reports filed with, or furnished to, the SEC from time to time. World Acceptance Corporation does not undertake any obligation to update any forward-looking statements it makes. The Company is also not responsible for updating the information contained in this press release beyond the publication date, or for changes made to this document by wire services or Internet services.

	WORLD ACCEPTANCE CORPORATION AND SUBSIDIARIES
	CONSOLIDATED STATEMENTS OF OPERATIONS
	(unaudited and in thousands, except per share amounts)

		Three months ended December 31,		Nine months ended December 31,
		2019	2018	2019	2018
	Revenues:
	Interest and fee income	$130,224	$122,999	$379,226	$344,933
	Insurance income, net and other income	16,855	14,640	47,868	42,612
	Total revenues	147,079	137,639	427,094	387,545

	Expenses:
	Provision for loan losses	55,219	48,944	149,479	119,893
	General and administrative expenses:
	Personnel	49,375	47,284	151,446	127,985
	Occupancy and equipment	13,544	12,145	40,455	35,855
	Advertising	8,181	8,929	20,561	18,885
	Amortization of intangible assets	1,391	372	3,604	911
	Other (1)	17,633	8,234	34,286	26,042
	Total general and administrative expenses	90,124	76,964	250,352	209,678

	Interest expense	7,130	4,637	17,861	13,020
	Total expenses	152,473	130,545	417,692	342,591

	Income (loss) from continuing operations before income taxes	(5,394)	7,094	9,402	44,954
	Income taxes (benefit)	430	834	2,398	8,997
	Net income (loss) from continuing operations	(5,824)	6,260	7,004	35,957

	Discontinued operations (2)
	Income from discontinued operations before impairment loss and income taxes	—	—	—	2,342
	Impairment gain (loss)	—	—	—	(38,378)
	Income taxes	—	—	—	626
	Net income (loss) from discontinued operations	—	—	—	(36,662)

	Net income (loss)	$(5,824)	$6,260	$7,004	$(705)

	Net income (loss) per common share from continuing operations, diluted	$(0.78)	$0.67	$0.86	$3.88
	Net income (loss) per common share from discontinued operations, diluted	$—	$—	$—	$(3.95)
	Net income (loss) income per common share, diluted	$(0.78)	$0.67	$0.86	$(0.08)
	Weighted average diluted shares outstanding	7,429	9,279	8,163	9,275

(1)	In December 2019 the Company accrued $8.0 million related to an offer of settlement to the SEC for the previously reported Mexico investigation.
(2)	As previously disclosed, we sold our Mexico operations effective July 1, 2018. As a result of the sale, we have classified the Mexico business as discontinued operations on the statements of operations for the applicable period.

WORLD ACCEPTANCE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(unaudited and in thousands)

	December 31, 2019	March 31, 2019	December 31, 2018
ASSETS
Cash and cash equivalents	$12,039	$9,335	$11,132
Gross loans receivable	1,372,769	1,127,957	1,258,908
Less:
Unearned interest, insurance and fees	(366,034)	(290,813)	(338,133)
Allowance for loan losses	(113,070)	(81,520)	(91,306)
Loans receivable, net	893,665	755,624	829,469
Right-of-use asset	122,841	—	—
Property and equipment, net	28,215	25,424	24,436
Deferred income taxes, net	30,545	23,832	23,782
Other assets, net	23,642	18,399	16,975
Goodwill	7,240	7,034	7,034
Intangible assets, net	24,825	15,340	14,685
Total assets	$1,143,012	$854,988	$927,513

LIABILITIES & SHAREHOLDERS' EQUITY
Liabilities:
Senior notes payable	$583,731	$251,940	$308,040
Income taxes payable	52	11,550	10,800
Lease liability	123,668	—	—
Accounts payable and accrued expenses	43,404	39,381	34,604
Total liabilities	750,855	302,871	353,444

Shareholders' equity	392,157	552,117	574,069
Total liabilities and shareholders' equity	$1,143,012	$854,988	$927,513

	WORLD ACCEPTANCE CORPORATION AND SUBSIDIARIES
	SELECTED CONSOLIDATED STATISTICS (1)
	(unaudited and in thousands, except percentages and branches)

		Three months ended December 31,		Nine months ended December 31,
		2019	2018	2019	2018

	Gross loans receivable	$1,372,769	$1,258,908	$1,372,769	$1,258,908
	Average gross loans receivable (2)	1,310,329	1,183,223	1,245,314	1,104,814
	Net loans receivable (3)	1,006,735	920,775	1,006,735	920,775
	Average net loans receivable (4)	963,664	867,320	917,938	812,615

	Expenses as a percentage of total revenue:
	Provision for loan losses	37.5%	35.6%	35.0%	30.9%
	General and administrative	61.3%	55.9%	58.6%	54.1%
	Interest expense	4.8%	3.4%	4.2%	3.4%
	Operating income as a % of total revenue (5)	1.2%	8.5%	6.4%	15.0%

	Loan volume (6)	857,976	780,896	2,339,899	2,100,408

	Net charge-offs as percent of average net loans receivable	18.1%	17.0%	17.1%	15.5%

	Return on average assets (trailing 12 months)	4.5%	7.4%	4.5%	7.4%

	Return on average equity (trailing 12 months)	9.1%	11.7%	9.1%	11.7%

	Branches opened or acquired (merged or closed), net	6	15	47	27

	Branches open (at period end)	1,240	1,204	1,240	1,204

(1)	As previously disclosed, we sold our Mexico operations effective July 1, 2018. As a result of the sale, we have classified the Mexico business as discontinued operations on the statements of operations for the applicable periods.
(2)	Average gross loans receivable have been determined by averaging month-end gross loans receivable over the indicated period, excluding tax advances.
(3)	Net loans receivable is defined as gross loans receivable less unearned interest and deferred fees.
(4)	Average net loans receivable have been determined by averaging month-end gross loans receivable less unearned interest and deferred fees over the indicated period, excluding tax advances.
(5)	Operating income is computed as total revenues less provision for loan losses and general and administrative expenses.
(6)	Loan volume includes all loans generated by the Company. It does not include loans purchased through acquisitions.

Contacts

John L. Calmes, Jr.
Chief Financial and Strategy Officer
(864) 298-9800